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                                                                    EXHIBIT 23.2



             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Summary Historical Financial Information", "Selected Historical Consolidated Financial Information of SMT" and "Experts" and to the use of our reports dated January 31, 1997, except as to Note 19, as to which the date is as of March 4, 1997, with respect to the consolidated financial statements of SMT Health Services Inc. included in the Registration Statement (Form S-4) and related Proxy Statement of Alliance Imaging, Inc. to be filed with the Securities and Exchange Commission on or about August 15, 1997.



                                                /s/ KPMG Peat Marwick LLP



Orange County, California
August 13, 1997